AVITAR ANNOUNCES RECEIPT OF AMEX NOTICE CONCERNING DELISTING

CANTON, Mass., August 12 /PRNewswire-FirstCall/ -- Avitar, Inc. (Amex: AVR -
News)("Avitar" or the "Company") announced today that on August 10th the Company received notice from the Staff of the American Stock Exchange ("AMEX" or the "Exchange") indicating that the Staff determined to proceed with the filing of an application with the Securities and Exchange Commission to strike the common stock of Avitar from listing and registration on the Exchange. This determination by the Staff was based upon the failure of the Company to achieve compliance with the continued listing standards of AMEX.

As indicated in the Staff notice, the Company failed to achieve compliance with several continued listing standards of AMEX, specifically, having a deficit of shareholders' equity and losses from continuing operations and/or net losses in its five most recent fiscal years; losses that were so substantial in relation to its overall operations or its existing financial resources; and finally its low selling price per share.

The Staff also noted that the Company has a limited right to appeal the Staff determination, but Avitar has not yet decided whether to appeal. Any request for a hearing on an appeal must be made by August 18, 2005 and any right to appeal would be waived if not properly made by that date.

In the event that the Company's common stock is ultimately delisted from AMEX, the Company intends to have its common stock quoted on the OTC Bulletin Board.

About Avitar
Avitar, Inc. develops, manufactures and markets innovative and proprietary products. Their field includes the oral fluid diagnostic market, the disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Avitar manufactures ORALscreen(R), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, as well as HYDRASORB(R), an absorbent topical dressing for moderate to heavy exudating wounds. Avitar is also developing diagnostic strategies for disease and clinical testing in the estimated $25 billion in-vitro diagnostics market. Conditions targeted include influenza, diabetes, and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.

Company Contact:
Jay C. Leatherman
Avitar Inc.
2440.
jleatherman@avitarinc.com
www.avitarinc.com